EXHIBIT 12

                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2001

                              COMPUTATION OF RATIOS

CASH DIVIDENDS PER SHARE             Cash dividends paid/Common shares
                                     outstanding at date of declaration

BOOK VALUE PER SHARE                 Total stockholders' equity/Common
                                     shares outstanding at year-end

RETURN ON AVERAGE ASSETS             Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS'
EQUITY                               Net income/Average stockholders' equity

TANGIBLE RETURN ON AVERAGE ASSETS    (Net income less after-tax
                                     amortization of goodwill and core
                                     deposit intangibles)/(Average assets
                                     less average goodwill and core deposit
                                     intangibles)

TANGIBLE RETURN ON AVERAGE
STOCKHOLDERS' EQUITY                 (Net income less after-tax
                                     amortization of goodwill and core
                                     deposit intangibles)/(Average
                                     stockholders' equity less average
                                     goodwill and core deposit intangibles)

CASH EARNINGS PER SHARE              (Net income less after-tax
                                     amortization of goodwill and core
                                     deposit intangibles)/(Weighted
                                     average common shares outstanding)

NET INTEREST MARGIN                  Fully tax equivalent net interest
                                     income/Average earning assets

NON-INTEREST EXPENSE TO AVERAGE
ASSETS                               Non-interest expense/Average assets

EFFICIENCY RATIO                     (Non-interest expenses less intangible
                                     and non-recurring, non-operational
                                     items)/(Fully tax equivalent net interest income plus non-interest income)

AVERAGE LOANS TO AVERAGE DEPOSITS    Average gross loans/Average deposits

DIVIDEND PAYOUT RATIO                Dividends declared/Net income

AVERAGE STOCKHOLDERS' EQUITY TO
AVERAGE ASSETS                       Average stockholders' equity/Average assets

PRIMARY CAPITAL TO PERIOD END
TOTAL ASSETS                         (Stockholders' equity plus allowance for
                                     loan losses less intangible /(Period end total assets plus allowance for loan losses less intangible assets)

TIER 1 CAPITAL RATIO                 Stockholders' equity less intangible assets
                                     less securities mark-to-market capital
                                     reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                  Tier 1 Capital plus allowance for loan
                                     losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                Tier 1 Capital/Quarterly average assets

NET CHARGE-OFFS TO AVERAGE LOANS     (Gross chargeoffs less recoveries)/Average
                                     net loans

NONPERFORMING LOANS AS A
PERCENTAGE OF PERIOD END LOANS       (Nonaccrual loans plus loans past 90 days
                                     or greater plus renegotiated loans)/Gross
                                     Loans net of unearned interest

NONPERFORMING ASSETS AS A
PERCENTAGE OF TOTAL ASSETS           (Nonaccrual loans plus loans past
                                     due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO
PERIOD END TOTAL LOANS               Allowance for loan losses/Gross loans net
                                     of unearned interest